195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance Announces Consolidation of Milford Branches

NEW HAVEN, CT, September 3, 2004 - NewAlliance Bank, a wholly-owned subsidiary of NewAlliance Bancshares, Inc. (NASDAQ: NABC), today announced its intention to consolidate its Milford Post Branch into its Milford Green office by the end of the year, subject to regulatory approval. The Milford Post branch is located at 1349 Boston Post Road, and the Milford Green branch is located at 68 South Broad Street.

The Milford Green branch was opened in 2001 to provide enhanced service capability central to the Milford community. This consolidation plan is consistent with the Bank’s intent to focus its service where it can best be provided to its customers.

NewAlliance Bank remains strongly committed both to serving its Milford customers, where it has been doing business for nearly 20 years, and to reviewing bank service expansion in Milford to better meet customer needs in the future.

NewAlliance Bank is a Connecticut-based regional bank with a rich history of community banking since 1838. The Bank was formed through the union of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. Through its 65 branches covering the five counties of Hartford, Middlesex, New Haven, Tolland and Windham, NewAlliance is the fifth largest bank in the state with $6.4 billion in assets and $3.8 billion in deposits.